EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77D:
  Policies with respect to security investments
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EXHIBIT A:
Exhibit to Question 77D on Form N-SAR

At the Regular Meeting of the Board of Trustees of Sage Life Investment Trust held on March 21, 2002 the Board adopted, pursuant to Rule 35d-1 under the Investment Company Act of 1940, as amended, the following revised investment policies which were not required to be approved by a vote of shareholders:

S&P 500 Equity Index Fund. The S&P 500 Equity Index Fund will invest at least 80% of its assets in the stocks of companies included in the S&P 500, selected on the basis of computer-generated statistical data.

Nasdaq-100 Index Fund. The Nasdaq-100 Index Fund will invest at least 80% of its assets in the stocks of companies included in the Nasdaq-100, selected on the basis of computer-generated statistical data.

All-Cap Growth Fund.  The investment adviser of the All-Cap
Growth Fund will implement the Fund's strategy by investing at least 80% of its assets in the common stock of U.S.
companies with market capitalizations greater than $2 billion.